                                    FORM SB-2

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                        GREAT XPECTATIONS MARKETING, INC.
                 (Name of small business issuer in its charter)


                    9202 WEST ROYAL LANE, IRVING TEXAS 75063
                                 (972) 929-2900
          (Address and telephone number of principal executive offices)


                    9202 WEST ROYAL LANE, IRVING TEXAS 75063
          (Address of principal place of business or intended principal place of business)


                                FORREST E. WATSON
                                    PRESIDENT
                        GREAT XPECTATIONS MARKETING, INC.
                              9202 WEST ROYAL LANE
                                IRVING, TX 75063
                                 (972) 929-2900
           (Name, address, and telephone number of agent for service)


       APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: DECEMBER 31, 1998


                                   Copies to:

         T. ALAN OWEN, ESQ.                     H. DAWSON FRENCH, ESQ.
         T. ALAN OWEN & ASSOCIATES, P.C.        FRENCH & HAMILTON
         1112 EAST COPELAND ROAD                14651 NORTH DALLAS PARKWAY
         SUITE 420                              SUITE 434
         ARLINGTON, TEXAS 76011                 DALLAS, TEXAS 75240
         (817) 460-4498                         (972) 404-1414

                         CALCULATION OF REGISTRATION FEE




-------------------------------------------------------------------------------------------------------------------

Title of Each          Amount to be         Proposed Maximum              Proposed Maximum          Amount of
Class of Sec-          Registered           Offering Price                Aggregate Offering        Registration
urities to be                               Per Share                     Price                     Fee
-------------------------------------------------------------------------------------------------------------------

Common Stock               6,768,490         $0.001 (1)                    $6,768.49 (1)             $1.88 (1)

Par Value of
$0.001/share
-------------------------------------------------------------------------------------------------------------------

Total                      6,768,490                                                                 $1.88
-------------------------------------------------------------------------------------------------------------------



    (1) The shares are being distributed to stockholders as a dividend. The shares have nominal value which is assessed as the par value of the stock, $0.001.





--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                        GREAT XPECTATIONS MARKETING, INC.

                              Cross Reference Sheet
                            (Pursuant to Rule 404 and
                           Item 501 of Regulation S-B)


                                                                                        Caption or Heading
Item in Form SB-2                                                                          In Prospectus
-----------------                                                                       ------------------

1.       Front of the Registration
         Statement and Outside Front
         Cover Page of Prospectus . . . . . . . . . . . . . . . . . . . . . . . . . . . Outside Front Cover
                                                                                        Page

2.       Inside Front and Outside Back
         Cover Pages of Prospectus. . . . . . . . . . . . . . . . . . . . . . . . . . . Outside Front Cover
                                                                                        Page; Table of Con-
                                                                                        tents; Additional
                                                                                        Information

3.       Summary Information and
         Risk Factors. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Risk Factors

4.       Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Not Applicable

5.       Determination of
         Offering Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Distribution of Sec-
                                                                                        urities of the Com-
                                                                                        pany; Description of
                                                                                        Securities of the
                                                                                        Company

6.       Dilution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Not Applicable

7.       Selling Security Holders. . . . . . . . . . . . . . . . . . . . . . . . . . . .Not Applicable

8.       Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Distribution of Secur-
                                                                                        ities of the Company

9.       Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Litigation

10.      Directors, Executive Officers,
         Promoters, and Control Persons  . . . . . . . . . . . . . . . . . . . . . . . .Management of the
                                                                                        Company

11.      Security Ownership of
         Certain Beneficial Owners
         and Management . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Principal Security
                                                                                        Holders of the
                                                                                        Company

12.      Description of Securities . . . . . . . . . . . . . . . . . . . . . . . . . . .Description of Secur-
                                                                                        ities of the Company


13.      Interest of Named
         Experts and Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Not Applicable

14.      Disclosure of Commission
         Position on Indemnification
         for Securities Act Liabilities  . . . . . . . . . . . . . . . . . . . . . . . .Management - Indem-
                                                                                        nification of Directors
                                                                                        and Officers

15.      Organization Within Last
         Five Years. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .The Company; Distri-
                                                                                        bution of Securities
                                                                                        of the Company; Divi-
                                                                                        dends; Management;
                                                                                        Principal Security
                                                                                        Holders; Manage-
                                                                                        ment's Discussion
                                                                                        And Analysis; Finan-
                                                                                        cial Statements

16.      Description of Business. . . . . . . . . . . . . . . . . . . . . . . . . . . . The Company; Risk
                                                                                        Factors; Manage-
                                                                                        ment's Discussion and
                                                                                        Analysis

17.      Management's Discussion and
         Analysis or Plan of Operation . . . . . . . . . . . . . . . . . . . . . . . . .Management's Dis-
                                                                                        cussion and Analysis

18.      Description of Property. . . . . . . . . . . . . . . . . . . . . . . . . . . . Financial Statements

19.      Certain Relationships and
         and Related Transactions. . . . . . . . . . . . . . . . . . . . . . . . . . . .Management of the
                                                                                        Company

20.      Market for Common
         Equity and Related
         Stockholder Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Risk Factors; Distri-
                                                                                        bution of Securities
                                                                                        of the Company

21.      Executive Compensation . . . . . . . . . . . . . . . . . . . . . . . . . . . . Management of the
                                                                                        Company

22.      Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Financial Statement
                                                                                        Attached to Prospectus
                                                                                        as Attachment "A"

23.      Changes In and Disagree-
         ments with Accountants
         on Accounting and
         Financial Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Not Applicable

PROSPECTUS
                        GREAT XPECTATIONS MARKETING, INC.

                7,268,490 SHARES OF $0.001 PAR VALUE COMMON STOCK

                     --------------------------------------

OWNERSHIP OF COMMON STOCK OF THE COMPANY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" FOR A DISCUSSION OF PARTICULAR INVESTMENT RISKS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        --------------------------------

         This Prospectus relates to the distribution by GlobeNet International I, Inc., a Delaware corporation, "GlobeNet herein, of 6,768,490 shares of the $0.001 par value Common Stock of Great Xpectations Marketing, Inc., a Nevada corporation, the "Company" herein, as a dividend to the holders of record of GlobeNet Common Stock on June 5, 1998. The 6,768,490 shares of the Company constitute all of the presently issued and outstanding shares of Common Stock of the Company. The Board of Directors of GlobeNet determined that spinning-off the stock of the Company to the stockholders of GlobeNet would be in the best interest of GlobeNet's stockholders. This spin-off will give the holders of GlobeNet Common Stock an equity position in two publicly held companies that engage in the business of direct marketing and sales of products.

         Under the laws of the State of Delaware, the state of incorporation of GlobeNet, the distribution of the 6,768,490 shares of the Common Stock of the Company will be a dividend out of earned surplus equal to $6,768.49, or $0.001 per share, the par value of such Common Stock.

         Certificates evidencing 6,768,490 shares of the Common Stock of the Company will be distributed by mail within a reasonable time after the date of this Prospectus on the basis of 1 share of the Company's Common Stock for each 2 shares of the outstanding Common Stock of GlobeNet. Holders of GlobeNet Common Stock will not be charged or assessed for the stock of the Company distributed to them as a dividend, and neither the Company nor GlobeNet will receive any proceeds from the dividend distribution.

         There is no market for the Common Stock of the Company, and there is no assurance that a market will ever develop. As of September 30, 1998, the Company had assets of $541,973 and liabilities of $232,946. The Common Stock has no ascertainable value and has a book value of $0.001 per share.

         Clinton H. Howard, the President and Chairman of the Board of GlobeNet, owns 53.67% of the issued and outstanding common stock of GlobeNet (if 115,266 shares of GlobeNet stock owned by Mr. Howard's wife are counted). As a result, following the distribution of the Common Stock of the Company to the GlobeNet stockholders, Mr. Howard will control a majority of the Company's Common Stock. However, Mr. Howard has represented that he has no intention of actively participating in the management of the Company and does not plan to be an officer or director of the Company. Further, Mr. Howard has represented that he plans to donate a significant portion of his stock in the Company to charity and liquidate the balance over time. Certain other officers and directors of GlobeNet own stock in GlobeNet, and among them (Mr. Howard and all other officers and directors of GlobeNet) they own 57.8% of the issued and outstanding stock of GlobeNet and will, therefore, receive collectively approximately 57.8%, or 3,912,187 shares, of the Common Stock of the Company distributed by GlobeNet as a dividend by virtue of such stock ownership. Those persons may be deemed underwriters of such shares in connection with the dividend distribution and any sale of their shares of the Company so received by them in the dividend distribution shall be made only through licensed securities dealers and will be accompanied by a copy of this Prospectus.

         GlobeNet is bearing all of the expense of the registration and distribution of the Company's Common Stock, which is estimated to be approximately $50,000. No underwriting arrangements have been made with respect to the proposed distribution transaction to the knowledge of the Company. Nevertheless, GlobeNet and the two officers of the Company may be deemed to be underwriters of such securities as that term is used in used in Section 2(11) of the Securities Act of 1933, as amended, in connection with the distribution of securities covered by this Prospectus.

         As of the date of this Prospectus, there has been no trading market for the Company's Common Stock.

                The date of this Prospectus is December 31, 1998.

   NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM SUCH OFFER OR SOLICITATION IS UNLAWFUL.

         This Prospectus contains information concerning the Company as of the date of this Prospectus unless otherwise indicated. The delivery of this Prospectus at any time does not constitute a representation that the information contained herein is correct as of any date other than the date of this Prospectus unless otherwise indicated, and the delivery of this Prospectus shall not create any implication that there has been no change in the business or affairs of the Company since such date.


                              SUMMARY OF PROSPECTUS

THE COMPANY

         The Company was incorporated in Texas on April 10, 1995, and reincorporated in Nevada on December 31, 1998. At the time of its formation, the main business of the Company was to provide marketing services for direct marketing companies, and soon most of the Company's business was related to Mighty Power U.S.A., Inc. On March 31, 1997, to be effective as of April 1, 1997, the Company purchased the assets and certain liabilities of Health Thru Nature, Inc., a Texas corporation, and Mighty Power USA, L.C., a Texas limited liability company. The acquisition of the assets of these two entities made the Company a more complete direct marketing service organization.

         Simultaneously with the Company's purchase of the assets of Heath Thru Nature, Inc. and Mighty Power USA, L.C., (i) all of the issued and outstanding stock of the Company was acquired by Mighty Power U.S.A., Inc. (GlobeNet's predecessor in interest), and (ii) GlobeNet Inc., a Texas corporation, merged into Mighty Power U.S.A., Inc. Following the merger, Mighty Power U.S.A., Inc. changed its name to GlobeNet International I, Inc.

         While the Company was (and is) a wholly owned subsidiary of GlobeNet, the Company has always operated independently from its parent. The Company is currently engaged in the business of direct marketing and sales of (i) a line of 17 products which are nutritional supplements and automobile and home care products and (ii) service products in the United States through a network of independent distributors. Historically, the nutritional products have accounted for over 90% of the Company's sales, but it is anticipated that the service products will become a significant portion of the Company's total sales in the future. The Company has over 2,500 members in its direct marketing network (as of September 30, 1998) which are located in the United States.

OFFICES

         The Company offices are presently located at 9202 West Royal Lane, Irving Texas 75063, where the Company leases approximately 15,000 square feet of office/warehouse space at a rental rate of $6,000 per month. The Company's office lease expires on January 31, 1999. Due to a lack of needed property management services, the Company has chosen not to renew its present lease. The Company is currently searching for similar lease space, but somewhat smaller in size, in the same general area. The Company does not manufacture any of the products that it sells, and it does not have or need manufacturing facilities as it buys its products (custom designed and manufactured) from a third party manufacturer.

DIRECT MARKETING NETWORK

         Until recently, the Company and its distributor network focused the majority of their marketing efforts on consumable products such as vitamins and dietary supplements, skin creams, and automobile and home care (cleaning) products. However, sales of these products have to be continually "resold" and are traditionally cyclical in nature, with very little sales being made in the months of August, December, and January.

         Because of the cyclical nature of its product sales and the difficulty in maintaining consistent monthly sales, in March 1998, the Company's management made arrangements for its distributor network to begin marketing service products such as Internet access service, long distance telephone service, and a family benefit package in the latter portion of 1998. These service products, once subscribed to by a customer, are not cyclical in nature and represent a more stable source of cash flow for the Company and its distributor network. The Company's distributor network began selling the service products as of December 1, 1998, and the results were better than expected. As a result of these service product sales, the Company is starting to receive stable, reliable cash flow, and it is anticipated that the service product income will continue to increase at a rapid rate.

DISTRIBUTION OF SECURITIES OF THE COMPANY

         The Company presently has outstanding 6,768,490 shares of Common Stock, $0.001 par value (the "Common Stock"), which are held by GlobeNet. Thus, the Company is currently a wholly-owned subsidiary of GlobeNet. (See "Information Concerning GlobeNet".) Pursuant to this Prospectus, GlobeNet will distribute such shares of Common Stock to GlobeNet stockholders as a dividend. Thereafter, the Company will no longer be a subsidiary of GlobeNet and will be owned by the persons and entities who were stockholders of record of GlobeNet as of June 5, 1998. On June 5, 1998, there were approximately 487 shareholders of record of GlobeNet; therefore, the Company will have approximately 487 shareholders after such distribution. Neither the Company nor GlobeNet will receive any proceeds from the dividend distribution. (See "Distribution of Securities of the Company".)

         Certificates evidencing 6,768,490 shares of the Company will be distributed to GlobeNet's stockholders of record as of June 5, 1998, by mail within ten (10) business days after the date of this Prospectus on the basis of l share of Company Common Stock for each 2 shares of GlobeNet Common Stock. (See "Distribution of Securities of the Company".)

INCOME TAX RAMIFICATIONS

         The distribution (spin-off) of the Company's Common Stock to the GlobeNet stockholders will constitute a dividend that is taxable to such stockholders as ordinary income to the extent that GlobeNet has retained earnings at the end of 1998. Under the applicable provisions of the General Corporation Law of Delaware, GlobeNet's state of incorporation, the planned distribution of Common Stock to GlobeNet's stockholders will constitute a dividend to the extent of the par value of the Company's Common Stock, which is $0.001 per share. This means that each stockholder of GlobeNet will recognize his pro rata share of an aggregate $6,768.49 dividend distribution (6,768,490 shares of Common Stock x $0.001). If the aggregate par value of the Common Stock ($6,768.49) exceeds GlobeNet's retained earnings, the excess over retained earnings will not be included in the taxable income of the GlobeNet stockholders, but will reduce their basis in the Company's Common Stock that they receive (but not below zero).

         Since there is not currently an active trading market for the Company's Common Stock nor is there a readily ascertainable market value, the Company's position is that on the date of the distribution of the Common Stock to the GlobeNet stockholders, it will have a value of $0.001 for purposes of the distribution.

         For further information regarding the federal income tax consequences of the dividend distribution, see "Federal Income Taxes".

USE OF PROCEEDS

         Neither the Company nor GlobeNet will receive any proceeds from the dividend distribution.

MANAGEMENT

         The directors and the senior officers of the Company are Forrest E. Watson, Ed.D. and Everett Sparks. Dr. Watson is also a director of GlobeNet at the present time, but plans to resign as a director of GlobeNet immediately following the approval of this Prospectus. (See "Management of the Company" herein.)


                             SUMMARY FINANCIAL DATA

         The following summary financial data should be read in conjunction with the Financial Statement and related Notes attached to this Prospectus as Attachment "A". The following table summarizes certain selected historical financial data concerning the Company

                                                         SEPTEMBER 30,                            DECEMBER 31,
                                               --------------------------------          --------------------------------
                                                   1998                1997                 1997                 1996
                                               -----------          -----------          ------------         -----------

STATEMENT OF OPERATION DATA:
   Sales                                       $ 1,043,110          $ 1,335,877          $ 1,641,068          $ 2,806,271
   Net income (loss) from operations           $  (202,613)         $    (5,414)         $   (62,775)         $  (215,922)
   Forgiveness of inter-company debt           $   483,941          $     --             $    --              $     --
   Net income (loss)                           $   281,328          $    (5,414)         $   (62,775)         $  (215,922)
   Income (loss) per share                     $      0.04          $     (0.00)         $     (0.01)         $     (0.03)
   Weighted average shares outstanding           6,768,490            6,768,490            6,768,490            6,768,490


                                                    SEPTEMBER 30,                      DECEMBER 31,
                                                         1998                              1997
                                                    -------------                      ------------

BALANCE SHEET DATA:
   Cash and cash equivalents                          $  85,481                         $  155,987
   Working capital (unaudited)                        $  62,775                         $ (228,646)
   Total assets                                       $ 541,973                         $  663,046
   Retained earnings (deficit)                        $ 209,027                         $  (72,301)
   Total shareholders' equity                         $ 309,027                         $   27,699


                                   THE COMPANY

            The Company was incorporated under the laws of the State of Texas on April 10, 1995, with 100,000 shares of $0.01 par value Common Stock authorized. The Company was reincorporated in the State of Nevada on December 31, 1998, with 50,000,000 shares of $0.001 par value Common Stock authorized and 20,000,000 shares of $0.001 par value Preferred Stock authorized. The Company is currently engaged in the business of direct marketing and sales of (i) a line of 17 products which are nutritional supplements and automobile and home care products and (ii) service products. The costs of this distribution are estimated at $50,000.00 (organizational costs, accounting and attorneys' fees and other costs associated with the distribution of the Company's Common Stock) and are being paid by GlobeNet. The Company's offices are located at 9202 West Royal Lane, Irving, Texas 75063, and its telephone number is (972) 929-2900.

            In 1997, the Company crossed a critical period in its operations by surviving loss of a large number of its sales associates. Unfortunately, the Company's distributor network was raided and approximately 60% of the leadership members in the network were lost, along with many of the leaders' down line network personnel. Prior to the raid, the Company had more than 5,000 distributors. Following this loss of distributors, sales were sufficient to cover all cash expenses, but certain accruals (such as additional compensation to officers) has not yet been paid. From the low ebb of 2,000 distributors at the beginning of 1998, the Company had recovered to a level of more than 2,800 distributors as of September 30, 1998.

            At the end of 1997, the Company addressed several issues that they believed would help them recruit and retain sales associates. The most significant of these were (a) the decision to add new products to its product line, and (b) the decision to provide a greater support base for sales associates. Since March 1998, more effort and resources of the Company have gone to the development and acquisition of service products (that can be marketed by the Company's distributor network) than was given to sales of consumable products and recruitment of distributors. As a result, overall sales did not increase as rapidly as one would like. However, on December 1, 1998, the Company's distribution network began selling the following service products: (a) Internet access service; (b) long distance telephone service; and (c) a family benefit package. The amount of sales of the service products were greater than expected by the Company's management, and it is anticipated that at some point the sale of service products will be the largest source of revenue for the Company.

            The new products have given the Company's sales associates the ability to sell additional products to their existing customer base as well as provided new ways to gain introductions to potential customers and potential sales associates. The greater support now being given provides the sales associates with a greater feeling of comfort, knowing that their support needs and requirements will be met, without question, by the Company's corporate office staff. The initial results have shown that these adjustments/changes are working well. Sales for the first nine months of 1998, ending on September 30, 1998, are down 21.9% over the same period for 1997, but the Company believes that this decline in sales was brought on by the Company focusing the majority of its efforts on the development and acquisition of service products that generate stable cash flow (not traditional direct marketing cyclical cash flow) during most of 1998, as sales have increased at a rapid rate during the month of December 1998. The Company believes that the new focus on service products, in conjunction with sales of existing product lines, will result in a net profit for the calendar year 1999.


OWNERSHIP OF THE COMPANY'S COMMON STOCK INVOLVES A HIGH DEGREE OF RISK DUE TO CERTAIN FACTORS WHICH CREATE UNCERTAINTY AS THE COMPANY'S ABILITY TO MAINTAIN VIABLE OPERATIONS WITHOUT OBTAINING ADDITIONAL OPERATING CAPITAL OR OTHER FINANCIAL RESOURCES. PRIOR TO INVESTING IN THE COMPANY'S COMMON STOCK, INVESTORS SHOULD CAREFULLY CONSIDER AND EVALUATE THE MATTERS DISCUSSED BELOW IN "RISK FACTORS" WHICH MAKE THE COMPANY'S COMMON STOCK A HIGHLY SPECULATIVE INVESTMENT.


                                  RISK FACTORS

         The Common Stock of the Company should be considered an investment involving a high degree of risk. Factors which holders and prospective purchasers of Common Stock should weigh carefully include the following:

         1. POTENTIAL INADEQUACY OF CAPITAL. As of September 30, 1998, the Company only has $85,481 cash available for operating funds. This sum may very well be inadequate for all product purchases and payroll requirements that the Company will encounter in the conduction of its business following the spin-off of the Company from GlobeNet. Further, if GlobeNet was not paying for all of the expenses incident to the registration and distribution of the Company's Common Stock as set forth in this Prospectus, and said expenses were the responsibility of the Company, it would harm the Company as it would further deplete an already low level of operating funds. Additionally, the Company will now have to bear all of its operational expenses such as accounting fees and legal fees which are currently being borne by GlobeNet. Further, following the spin-off, the Company will be required to operate on its own as a fully reporting public company and pay all of the additional accounting and legal fees specifically associated with being a fully reporting public company.

         In order to be truly viable, the Company will have to obtain additional working capital in the form of a substantial line of credit loan or equity infusion, and increase its sales markedly. There are no assurances that additional capital would be available or, if available, could be obtained without the issuance of additional equity securities with a resultant dilution in the equity of the holders of Common Stock, or that financing could be arranged, if at all, on terms favorable to the Company. Further, there is no assurance that the Company will be able to increase its sales volume to the extent needed to maintain viable operations.

         2. DEPENDENCE ON OFFICERS AND DIRECTORS. The Company will be substantially dependent upon the experience and knowledge of its two principal officers and directors, Forrest E. Watson, Ed.D. and Everett Sparks. The loss to the Company of either or both of such persons could be expected to be detrimental to the Company. The Company has entered into written employment agreements with Dr. Watson (who will serve as the Company's President and Treasurer) and Mr. Sparks (who will serve as the Company's Vice President and Chief Financial Officer and Secretary) for the calendar year 1999. Under the terms of the Employment Agreements, Dr. Watson and Mr. Sparks will act in the above-stated capacities without cash compensation until the Company is profitable. (See "Remuneration" and "Stock Bonus Plan" under "Management of the Company" and "Certain Transactions" herein.)

         3. ABSENCE OF TRADING MARKET FOR THE COMMON STOCK. No market for trading the Common Stock currently exists and there is no assurance that a market ever will develop or, should such ever be established, that it will be maintained. The Common Stock does not now, and may never, qualify for listing on any securities exchange. In the absence of an over-the-counter market in the Company's Common Stock, or listing on an exchange, holders of the Common Stock will be unable to sell their securities through usual and customary stock brokerage channels and may be unable to determine the value of their securities.

         4. RESTRICTIONS ON SALES OF COMMON STOCK OF THE COMPANY BY AFFILIATES. Persons who are deemed "affiliates" of the Company under the rules and regulations of the Securities and Exchange Commission may not sell their shares of Common Stock of the Company otherwise than in accordance with all of the requirements of Rule 144 of the General Rules of the Securities and Exchange Commission, as promulgated under the Securities Act of 1933, as amended. Said Rule 144 restricts the time, amount, and manner in which affiliates may sell their Common Stock. Both Dr. Watson and Mr. Sparks are affiliates of the Company. Additionally, due to his ownership of 53.67% of the Common Stock, Clinton H. Howard is considered to be an affiliate of the Company, and he will be in a position to control the Company and its management.

         5. MARKETING NETWORK. In 1997, the Company lost approximately 50% of its distribution network to its competitors (the number of distributors went from 5,204 to 2,720). This loss weakened the Company financially by reducing its income. The loss of these distributors further damaged the Company financially by requiring it to incur additional expenses necessary to rebuild its distributor network. The Company was only able to meet all of its cash needs in 1997 by deferring officers' salaries, and there is no certainty that the Company's income will be sufficient to cover all of its operating costs and rebuild its distributor network. Further, while none is currently anticipated, as with any network marketing business, the Company may suffer another loss of a significant portion of its distribution network in the future.

         6. ADDITIONAL COSTS OF PUBLIC COMPANY. The Company will be faced with the responsibility of paying for all of the additional accounting and legal fees and management expense specifically associated with being a fully reporting public company.


                    DISTRIBUTION OF SECURITIES OF THE COMPANY

BACKGROUND AND REASONS FOR DISTRIBUTION

         The Board of Directors of GlobeNet decided to spin-off the stock of the Company to the stockholders of GlobeNet for the purpose of benefitting its stockholders. The Board of Directors of GlobeNet and the management of the Company believe that GlobeNet and the Company will be more effective as separate entities in attracting new distributors and promoting sales of their respective products. If the Company prove to be successful, the stockholders of GlobeNet will have an equity interest in two publicly held direct marketing companies.

METHOD OF DISTRIBUTION AND SUBSEQUENT TRADING

         Certificates representing the 6,768,490 shares of the Company's Common Stock will be distributed by mail within ten (10) business days after the date of this Prospectus to holders of GlobeNet Common Stock of record on June 5, 1998. On that date, GlobeNet had slightly less than 500 stockholders of record. Therefore, the Company will have the same number of stockholders of record after the distribution. The dividend will be distributed on the basis of 1 share of Common Stock of the Company for each 2 shares of the Common Stock of GlobeNet. No exchange of shares, payment, or other action by holders of GlobeNet Common Stock will be required. Common Stock of the Company will be distributed to the nearest number of whole shares (rounding up). No fractional shares will be issued.

         A copy of this Prospectus will be mailed to each GlobeNet stockholder of record as of June 5, 1998. Copies of this Prospectus will also be mailed to brokers and dealers who are known to trade or make a market in the Common Stock of GlobeNet and to other brokers and dealers who may reasonably be expected to trade or make a market in the Common Stock of the Company. However, the Company does not anticipate that an active market for the Common Stock will develop within the foreseeable future. The likelihood of the Company's Common Stock being traded in any particular market cannot be predicted. In the absence of an active trading market, the Company's stock will be a relatively illiquid investment. GlobeNet does not intend to make a market in the Company's Common Stock after the distribution.


                                    DIVIDENDS

         The Company has not paid any cash dividends on its Common Stock and does not anticipate paying any such dividends in the foreseeable future.


                              FEDERAL INCOME TAXES

         GlobeNet will report the distribution of the Company's Common Stock as a distribution subject to the provisions of Section 301 of the United States Internal Revenue Code of 1986, as amended (the "Code"). GlobeNet will recognize gain as a result of the distribution to the extent the fair market value of the Common Stock exceeds the adjusted basis of such Common Stock in the hands of GlobeNet. GlobeNet will recognize no loss as a result of the distribution.

DIVIDENDS TAXED AS ORDINARY INCOME

         In the opinion of T. Alan Owen & Associates, P.C., counsel to GlobeNet, holders of GlobeNet Common Stock will be taxed on the dividend distribution as ordinary income to the extent of GlobeNet's current and accumulated earnings and profits, computed as of the close of the tax year during which the distribution occurs. A portion of the distribution, if any, which exceeds a GlobeNet's current and accumulated earnings and profits will reduce a stockholder's adjusted basis in his GlobeNet Common Stock, but not below zero. To the extent of any such reduction in basis, the distribution would not be currently taxable. If the amount of the distribution would have the effect of reducing a stockholder's adjusted basis in his GlobeNet Common Stock below zero, the excess will be treated as a gain from the sale or exchange of property. If the GlobeNet Common Stock is a capital asset in the hands of the stockholder, the gain will be a capital, either long-term or short-term, depending on whether the stockholder has held his GlobeNet Common Stock for more than six months.

         Non-corporate stock owners will be treated as having received a distribution equal to the fair market value at the date of the distribution of the Common Stock they receive. Corporate stock owners will generally be treated as having received a distribution in an amount equal to the lesser of (i) GlobeNet's adjusted basis in the Common Stock immediately prior to the distribution (which will be approximately $0.001 per share), increased by the amount of any gain recognized by GlobeNet on the distribution, or (ii) the fair market value of the Common Stock on the date of the distribution. However, corporate stockholders may be entitled to the dividends-received deduction, which would generally allow them a deduction, subject to certain limitations, from their gross income of 80 percent of the amount of the dividend.

         A non-corporate stockholder's tax basis in the Common Stock will equal the fair market value of the Common Stock on the date of the distribution and a corporate stockholder's tax basis in the Common Stock will generally equal the lesser of the fair market value of the Common Stock on the date of the distribution or the adjusted basis of the Common Stock in the hands of GlobeNet immediately prior to the distribution, increased in the amount of any gain recognized to GlobeNet on the distribution.

         The holding period of a corporate stockholder of GlobeNet will commence on the date of the distribution. If gain is recognized on the distribution by GlobeNet, as will be the case if the fair market value of the Common Stock distributed exceeds it suggests basis, a corporate stockholder's holding period will begin on the date of the distribution.

         If gain is not recognized by GlobeNet on the distribution and the basis of the Common Stock in the hands of the corporate stockholder is determined under code section 301(d)(2)(B), then (except for gain from certain sales or exchanges of stock in foreign corporations) such corporate stockholder will not be treated as holding the Common Stock distributed during any period before the date on which such corporate stockholder's holding period in his Common Stock began.

         In the absence of a trading market for the Common Stock, "fair market value" is to be calculated in accordance with Internal Revenue Service Revenue Ruling 59-60, 1959-1C.B.237, which sets forth certain factors for such a determination (for example, the nature of the business, its history, the general economic outlook, book value of the Company, earnings capacity, dividend paying capacity, existence of goodwill, and recent sales of Company shares). Neither GlobeNet nor the Company will advise the stockholders what the "fair market value" of the Common Stock will be on the distribution date. Each stockholder must make his own determination. GlobeNet intends to send to stockholders, however, I.R.S. Form 1099 (DIV) which will indicate the approximation of GlobeNet of the value of the dividend distribution.

         The preceding discussion is a general summary of current federal income tax consequences of the dividend distribution as presently interpreted, and a stockholder's particular tax consequences may vary depending on his individual circumstances. Stockholders are encouraged to consult their own tax counsel concerning the treatment of the distribution on their income tax returns.

         As a result of the Tax Reform Act of 1986, for a non-corporate taxpayer, there will be no preferential tax treatment of long-term capital gains. The distinction between short-term and a long-term capital gains will still exist, but all gains will be taxed as ordinary income.

CAPITALIZATION

         The following table shows the capitalization of the Company on June 5, 1998, and as adjusted to reflect issuance of the Bonus Stock to be issued pursuant to this Prospectus.

                                                              OUTSTANDING               AS ADJUSTED (1)
                                                              -----------               ---------------

Preferred stock, $.001 par value; authorized
   20,000,000 shares: none issued                                  --                        --

Common Stock, par value $0.001,                                $  6,768.00               $  7,268.00
   50,000,000 shares authorized,
   6,768,490 and 7,268,490
   issued and outstanding

Paid in capital                                                  93,232.00                 93,732.00

SELECTED FINANCIAL DATA

         The following table sets forth selected financial information. Such information has been derived from the financial statement of the Company as of September 30, 1998, and for the two previous years ended on December 31, 1996 and 1997. This information should be read in conjunction with the Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                       NINE MONTHS ENDED                      YEAR ENDED
                                                         SEPTEMBER 30,                        DECEMBER 31,
                                               ------------------------------        ------------------------------
                                                   1998               1997              1997               1996
                                               -----------        -----------        -----------        -----------
                                               (unaudited)       (unaudited)
Revenues:
    Sales                                      $ 1,043,110        $ 1,335,877        $ 1,641,068        $ 2,806,271
    Cost of sales                                  233,774            231,043            269,926            530,577
                                               -----------        -----------        -----------        -----------

Gross profit                                       809,336          1,104,834          1,371,142          2,275,694
                                               -----------        -----------        -----------        -----------

Operating expenses:
    General and administrative                     491,245            487,955            632,044            953,441
    Distributor commissions                        477,334            587,296            739,246          1,499,035
    Interest                                        11,339             15,710             21,375             12,859
    Depreciation and amortization                   32,031             19,287             41,252             26,281
                                               -----------        -----------        -----------        -----------

Total operating expenses                         1,011,949          1,110,248          1,433,917          2,491,616
                                               -----------        -----------        -----------        -----------

Net income (loss) from operations                 (202,613)            (5,414)           (62,775)          (215,922)

Inter-company debt forgiveness                     483,941               --                 --                 --
                                               -----------        -----------        -----------        -----------

Net income (loss) before income taxes              281,328             (5,414)           (62,775)          (215,922)

Income taxes                                          --                 --                 --                 --
                                               -----------        -----------        -----------        -----------

Net income (loss)                              $   281,328        $    (5,414)       $   (62,775)       $  (215,922)
                                               ===========        ===========        ===========        ===========

Earnings per share:
   Income (loss) per share                     $      0.04        $     (0.00)       $     (0.01)       $     (0.03)
                                               ===========        ===========        ===========        ===========

   Weighted average shares outstanding           6,768,490          6,768,490          6,768,490          6,768,490
                                               ===========        ===========        ===========        ===========

                                               SEPTEMBER 30,                         DECEMBER 31,
                                               -------------                         ------------
                                                   1998                                  1997
                                                   ----                                  ----

BALANCE SHEET DATA:
   Cash and cash equivalents                   $    85,481                           $   155,987
   Working capital (unaudited)                 $    62,775                           $  (228,646)
   Total assets                                $   541,973                           $   663,046
   Retained earnings (deficit)                 $   209,027                           $   (72,301)
   Total shareholders' equity                  $   309,027                           $    27,699


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

LIQUIDITY AND CAPITAL RESOURCES

           While the Company is in business and is not a "development stage" company, it only has $148,256 cash for operating funds, and, as explained in "Risk Factors" above, this may not be sufficient working capital for the Company to survive.

RESULTS OF OPERATIONS

           During the fiscal year ending on December 31, 1996, the Company significantly increased its sales by adding approximately 1500 new distributors to its marketing network. This caused a large growth in total sales and an increase in inventory. In 1996, the Company had sales of $2,806,271, and had a net loss of $215,922.

            During the fiscal year ending on December 31, 1997, the Company experienced steep decline in sales that was caused primarily by a large number of sales associates breaking off from the Company to form their own direct marketing company. In 1997, the Company had sales of $1,641,068, and had a net loss of $62,775. The loss in 1997 can be attributed to the Company taking on sufficient fixed overhead to properly handle its 1996 sales volume and having an unexpected, precipitous drop in total sales. However, the company reorganized certain functions and responsibilities relating to sales and sales support. After the drastic drop in sales occurred and leveled out, sales started to increase slowly near the end of 1997. Although the Company was accruing certain expenses relating to its debt and employment contracts with its two principals, the Company covered its cash requirements for operations.

            During the first nine months of 1998, the Company's sales were relatively level, but showed signs of increasing at the end of that period. The rebuilding of the Company's marketing network in 1997 was starting to show some returns in the form of increased marketing and recruiting. From January 1 to September 30, 1998, the Company had sales of $1,043,110 and had a net operational loss of $202,613. The Company posted a net profit of $281,328 due to $483,941 in debt forgiveness. The Company's management believes that sales will continue to increase in the last three months of 1998, and that it will show a smaller (proportionately) operational loss in such period. Additionally, the Company's management believes that the Company will report a small net profit for 1999.

                            MANAGEMENT OF THE COMPANY

            The following table identifies the officers and directors of the Company.

            Name                                     Age                        Position
            ----                                     ---                        --------

            Forrest E. Watson, Ed.D.                  63               President and Treasurer

            Everett Sparks                            49               Vice President and Secretary


            Forrest E. Watson, Ed.D. Dr. Watson has served 34 years as a Superintendent of public school systems with responsibility for annual budgets in excess of $75,000,000. During his years of acting as a school system Superintendent, Dr. Watson supervised over $400,000,000 in school construction. Dr. Watson has served as the Chairman of the Board of the Company since the date of its formation. Also, Dr. Watson presently serves as a director of GlobeNet, but plans to resign as a director of GlobeNet immediately following the approval of this Prospectus.

            Everett Sparks. Mr. Sparks has worked in the financial side of the oil and gas production and marketing industry for approximately 10 years, and a portion of his duties were economic forecasting and the building of economic models.

            The term of office of a director of the Company ends at the next annual meeting of the Company's stockholders or when his successor is elected and qualifies. The term of office of an officer of the Company ends at the annual meeting of the Board of Directors expected to take place immediately after the next annual meeting of the stockholders, or when his successor is elected and qualifies.

REMUNERATION

            The Company has authorized the issuance, effective as of the date of this Prospectus, of 225,000, 225,000, and 50,000 shares of the Company's Common Stock to Forrest E. Watson, Ed.D., Everett Sparks, and T. Alan Owen & Associates, P.C., respectively, pursuant to the Company's Stock Bonus Plan. Dr. Watson and Mr. Sparks, the Company's two principal executive officers, have agreed with the Company that they will perform their agreed upon duties for no cash compensation from the date of this Prospectus until the Company is profitable, and have agreed to perform such duties for the entire calendar year of 1999 for only the Common Stock described above, if necessary. The Company has paid no other remuneration to its officers or directors, and, except as disclosed herein, does not anticipate the payment of other remuneration until the Company becomes profitable in its business.

STOCK BONUS PLAN

            On December 15, 1998, the Board of Directors of the Company adopted a Stock Bonus Plan for the purpose of employing persons to work for the Company without cash payment for services and for incentive to perform well. Under the terms of such Plan, the Board of Directors is empowered to award Common Stock of the Company as compensation to employees of the Company, including the officers and independent contractors. The plan authorizes the Board of Directors to administer the Plan in its sole discretion, but permits an award of no more than 750,000 shares of Common Stock in any one year period. The Plan may be amended or terminated by the Board of Directors, but such amendment or termination cannot abrogate existing rights in the plan, and, with respect to any increase in the amount of stock to be awarded, requires approval of a majority of the stockholders of the Company.

PRIOR EXPERIENCE OF MANAGEMENT

            The Company's President and Treasurer, Forrest E. Watson, Ed.D., has experience in the operation of a publicly held and traded Company. Dr. Watson acted as the Chairman of the Board of Directors and C.E.O. of Mighty Power U.S.A., Inc. from April 1995 to March 1997, the effective date of the merger of GlobeNet, Inc., a Texas corporation, into Mighty Power U.S.A., Inc. (GlobeNet's predecessor in interest).

            The Company's Vice President and Secretary, Everett Sparks, has acted as a financial consultant to various private companies, concerning their operational and functional activities for approximately 15 years. Additionally, Mr. Sparks has worked in the oil and gas industry as an investor and a consultant for approximately 18 years.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

            As permitted by Nevada law, the Company's bylaws provide that the Company will indemnify its directors and officers against expense and liabilities they incurred to defend, settle, or satisfy any civil or criminal action brought against them on account of their being or having been Company directors or officers unless, in any such action, they are judged to do have acted with gross negligence or willful misconduct. Insofar as indemnification for liabilities arising under the securities act of 1933, as amended, may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

CERTAIN TRANSACTIONS

            On December 15,1998, the Company entered into Employment Contracts with Forrest E. Watson, Ed.D. and Everett Sparks for a one year term, beginning on January 1, 1999, without cash compensation. Under the terms of such Employment Contracts, the Company agreed to include such persons under the Company's Stock Bonus Plan and issue 225,000 shares of the Company's $0.001 par value Common Stock to each of them immediately upon the date of this Prospectus.

            The law firm of T. Alan Owen & Associates, P.C. has received legal fees of $5,000.00 for services rendered in connection with the preparation of the Registration Statement of which this Prospectus forms a part and will be paid an additional $5,000.00 upon the date of this Prospectus.

The Company also presently intends that T. Alan Owen & Associates, P.C. will render legal services to the Company in connection with the Company's business to be conducted in the future, and has agreed to issue 50,000 shares of the Company's Common Stock to this law firm under the terms of the Company's Stock Bonus Plan. However, as stated above, the law firm of T. Alan Owen & Associates, P.C. will perform services for the Company in the capacity of a third party, independent contractor, not as the Company's employee.

            GlobeNet, the Company's parent, is paying all of the costs and expenses of this offering, estimated to be approximately $50,000, without any right to reimbursement, for the Company.


                    PRINCIPAL SECURITY HOLDERS OF THE COMPANY

            After issuance of 500,000 shares of Common Stock under this Prospectus pursuant to the Stock Bonus Plan of the Company (to Forrest E. Watson, Ed.D., Everett Sparks, and T. Alan Owen & Associates, P.C.), and the distribution as a dividend of the 6,768,490 shares of the Common Stock of the Company by GlobeNet, the following persons will be the persons known to the Company to own 5% or more, beneficially or of record, of the Common Stock, and by all officers and directors of the Company as a group:

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

BENEFICIAL OWNER (1)                                          AMOUNT                   % OF CLASS
--------------------                                          ------                   ----------

Clinton H. Howard                                             3,900,928 (2)                53.67%
3917 Fox Glen Dr.
Irving, TX 75062

Penny Slinger Hills, Trustee                                    702,002                     9.66%
Hills 1988 Living Trust
910 Herman Gulch Road
Boulden Creek, CA 95006

Penny Slinger Hills, Trustee                                     40,704                     0.56%
Hills Survivors Trust
910 Herman Gulch Road
Boulden Creek, CA 95006

Dr. M. G. Robertson                                             500,000                     6.88%
977 Centerville Turnpike
Virginia Beach, VA 23463

SECURITY OWNERSHIP OF MANAGEMENT

BENEFICIAL OWNER (1)                                          AMOUNT                   % OF CLASS
--------------------                                          ------                   ----------

Forrest E. Watson, Ed.D.                                        225,000                     3.10%

Everett Sparks                                                  225,000                     3.10%

--------------------------

(1) All shares owned directly are owned beneficially and of record, and such Stockholder has sole voting, investment, and dispositive power, unless otherwise noted.

(2)  Includes 57,633 shares owned of record by Mr. Howard's wife.

* Clinton H. Howard, the President and Chairman of the Board of GlobeNet, owns 53.67% of the issued and outstanding common stock of GlobeNet (if 115,266 shares of GlobeNet stock owned by Mr. Howard's wife are counted).

            As a result, following the distribution of the Common Stock of the Company to the GlobeNet stockholders, Mr. Howard will control a majority of the Company's Common Stock. However, Mr. Howard has represented that he has no intention of actively participating in the management of the Company and does not plan to be an officer or director of the Company. Further, Mr. Howard has represented that he plans to donate a significant portion of his stock in the Company to charity and liquidate the balance over time.


                                   LITIGATION

            The Company is currently engaged in a legal proceeding (the "Lawsuit") that has been filed in Dallas County Court at Law No. 3, Dallas, Texas, styled "Harry C. Liversage v. Great Xpectations Marketing, Inc. and Mighty Power U.S.A., Inc.", Cause No. cc-98-06854-c, in which the Plaintiff is claiming damages for alleged injuries sustained on the job and for wrongful termination. In the opinion of the Company's attorneys, T. Alan Owen & Associates, P.C., the Lawsuit is without merit because Texas is an employment "at will" state and the Plaintiff's allegations of injuries are believed to be spurious.

            Other than the Lawsuit, the Company is not engaged in any litigation or similar proceeding, nor, to the knowledge of the Company, is any pending, threatened, or anticipated.

                    DESCRIPTION OF SECURITIES OF THE COMPANY

COMMON STOCK

            General. The Company's authorized capital stock consists of 50,000,000 shares of Common Stock, $0.001 par value, and 20,000,000 shares of Preferred Stock, $1.00 par value. Holders of the Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor. The Company has not paid any dividends on its Common Stock and does not anticipate paying dividends for the foreseeable future. In the event of liquidation, holders are the Common Stock are entitled to a proportionate share of any distribution of Company assets after the payment of liabilities. Holders of the Common Stock do not have preemptive rights. Each share of Common Stock is entitled to one vote, and cumulative voting is not permitted in the election of directors. All of the issued and outstanding shares are Common Stock are, and the shares being offered hereby will be, upon issuance, fully paid and non-assessable.

            Certain Voting Requirements. The affirmative vote of the holders of a majority are of the shares present at a stockholders' meeting, at which a quorum is present, generally constitutes stockholder approval or authorization of matters for which such approval or authorization is required. A sale or transfer of substantially all of the Company's assets, liquidation, merger, consolidation, reorganization, or similar extraordinary corporate event generally requires the affirmative vote of a majority of the shares issued and entitled to vote thereon.

            Elimination or Limitation of Liability of Directors. The Company's Articles of Incorporation contains the elimination or limitation of liability of directors permitted by Nevada law. It provides that a director shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, but shall be liable (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for approving the payment of a dividend or a stock repurchase or redemption prohibited by the laws of the State of Nevada, and (iv) for any transaction from which the director derived an improper personal benefit.

            A director of a corporation organized and existing under the laws of the State of Nevada owes such corporation and its stockholders certain fiduciary duties. Nevada law directs that a director owes fiduciary duties to his corporation and it stockholders to act in the best interest of such corporation with undivided and unselfish loyalty and to use that amount of care in the management of such corporation's business which ordinary, careful, and prudent men would use in similar circumstances in the handling of their own affairs. More specifically, the duty of loyalty requires a director to place the interests of the corporation ahead of his personal or other business interests.

            The principal effect of the limitation of liability of the directors of the Company is that stockholders will not have a cause of action for monetary damages against a director for breach of fiduciary duty, including grossly negligent business decisions by a director of the Company. However, such limitation of liability provision has no effect on the availability of equitable remedies, such as an injunction or rescission, for breach of directors fiduciary duty.

            IN ANY CASE, THE LIMITATION OF LIABILITY OF DIRECTORS PROVISION CONTAINED IN THE COMPANY'S ARTICLES OF INCORPORATION WILL NOT LIMIT A DIRECTOR'S LIABILITY FOR A VIOLATION, OR VIOLATIONS, OF FEDERAL SECURITIES LAWS.

            The directors of the Company have a personal interest in seeing the limitation of liability of directors provisions included in the Articles of Incorporation of the Company, at the potential expense of the Company's stockholders. Because the Company does not intend to maintain liability insurance covering its directors, the Company will incur a significant increase in liability exposure, or a greater risk to the Company's assets and equity. The potential effect of this increase in liability exposure is that the Company may incur a monetary loss as a result of a director's violation of his duty of care or duty of loyalty and may be unable to recoup such losses from the director. Any loss so incurred would reduce the equity of the Company and could result in a decline in the market value, if any, of the Common Stock held by the Company's stockholders.

TRANSFER AGENT

            The Company has retained Fidelity Transfer Company, 1800 SW Temple, Suite 301, Salt Lake City, Utah 84115, as the transfer agent for the Common Stock of the Company.


                                  LEGAL MATTERS

            The law firm of T. Alan Owen & Associates, P.C., 1112 East Copeland Road, Suite 420, Arlington, Texas 76011, has acted as legal counsel for GlobeNet and the Company in connection with the Registration Statement of which this Prospectus forms a part and related matters.


                                     EXPERTS

            The financial statements of the Company as of December 31, 1997 and for the years ended December 31, 1997 and 1996, as included herein, have been examined by Swalm, Thomas & Associates, PLLC, independent certified public accountants, as stated in its report appearing herein, and those financial statements are included in reliance upon the report of such accounting firm (appearing elsewhere herein) and upon its authority as an expert in auditing and accounting.


                             ADDITIONAL INFORMATION

            The Company has filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 under the Securities Act of 1933, for this Offering. This Prospectus does not contain all the information in the Registration Statement and its exhibits, which documents may be inspected and copied at the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington D.C. 20549. Copies of such materials may be obtained from the Public Reference Section of the Securities and Exchange Commission at prescribed rates.

                          INDEX TO FINANCIAL STATEMENTS



                                                                                                          Page

Independent Accountants' Report                                                                             F-2

 Financial Statements

         Balance Sheets as of September 30, 1998 (unaudited) and December 31, 1997                          F-3

         Statements of Operations for nine months ended September 30, 1998 and 1997
           (unaudited) and for the years ended December 31, 1997 and 1996                                   F-4

         Statements of Shareholders' Equity for the nine months ended September 30, 1998
            (unaudited) and for the years ended December 31, 1997 and 1996                                  F-5

         Statements of Cash Flows for the nine months ended September 30, 1998 and 1997
           (unaudited) and for the years ended December 31, 1997 and 1996                                   F-6

         Notes to  Financial Statements                                                                     F-7

All other schedules and financial statements are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

                          INDEPENDENT AUDITORS' REPORT




Board of Directors
Great Xpectations Marketing, Inc.
Dallas, Texas

We have audited the accompanying balance sheets of Great Xpectations Marketing, Inc. as of December 31, 1997, and the related statements of operations, shareholders' equity and cash flows for the two year period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and schedules. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinions.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Great Xpectations Marketing, Inc. as of December 31, 1997 and the results of their operations and their cash flows for the two year period ended December 31, 1997, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company's significant operating losses raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


SWALM, THOMAS & ASSOCIATES, PLLC










Dallas, Texas
December 23, 1998

                        GREAT XPECTATIONS MARKETING, INC.

                                 BALANCE SHEETS
              SEPTEMBER 30, 1998 (UNAUDITED) AND DECEMBER 31, 1997


                                                                 SEPTEMBER 30,    DECEMBER 31,
                                                                     1998            1997
                                                                 -------------    ------------
                                                                                  (unaudited)
ASSETS
Current assets:
    Cash                                                           $  85,481       $ 155,987
    Accounts receivable, net of allowance
       for doubtful accounts                                           8,094          15,670
    Accounts receivable - affiliate                                  100,000         100,000
    Notes Receivable                                                    --              --
    Inventory                                                        102,146         135,044
    Prepaid expenses                                                    --              --
                                                                   ---------       ---------

     Total current assets                                            295,721         406,701

Property and equipment, net of depreciation                           96,096          97,140

Goodwill, net of accumulated amortization                            120,877         125,780

Other assets                                                          29,279          33,425
                                                                   ---------       ---------

                                                                   $ 541,973       $ 663,046
                                                                   =========       =========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
    Accounts payable, trade                                        $  23,176       $  15,102
    Accrued expenses                                                 207,570         249,455
    Due to affiliate                                                    --           352,262
    Notes payable - related parties                                    2,200          18,528
                                                                   ---------       ---------

     Total current liabilities                                       232,946         635,347
                                                                   ---------       ---------

Shareholders' equity:
    Preferred stock, $.001 par value; authorized
       20,000,000 shares: none issued                                   --              --
    Common stock, $.001 par value; authorized
       50,000,000 shares; outstanding 6,768,490 shares                 6,768           6,768
    Paid in capital                                                   93,232          93,232
    Retained earnings (deficit)                                      209,027         (72,301)
                                                                   ---------       ---------

                                                                     309,027          27,699
                                                                   ---------       ---------

                                                                   $ 541,973       $ 663,046
                                                                   =========       =========



                       See notes to financial statements.

                        GREAT XPECTATIONS MARKETING, INC.

                            STATEMENTS OF OPERATIONS
          NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997 (UNAUDITED) AND
                     YEARS ENDED DECEMBER 31, 1997 AND 1996


                                                       NINE MONTHS ENDED                      YEAR ENDED
                                                         SEPTEMBER 30,                        DECEMBER 31,
                                               ------------------------------        ------------------------------
                                                  1998                1997               1997              1996
                                               -----------        -----------        -----------        -----------
                                               (unaudited)        (unaudited)
Revenues:
    Sales                                      $ 1,043,110        $ 1,335,877        $ 1,641,068        $ 2,806,271
    Cost of sales                                  233,774            231,043            269,926            530,577
                                               -----------        -----------        -----------        -----------

Gross profit                                       809,336          1,104,834          1,371,142          2,275,694
                                               -----------        -----------        -----------        -----------

Operating expenses:
    General and administrative                     491,245            487,955            632,044            953,441
    Distributor commissions                        477,334            587,296            739,246          1,499,035
    Interest                                        11,339             15,710             21,375             12,859
    Depreciation and amortization                   32,031             19,287             41,252             26,281
                                               -----------        -----------        -----------        -----------

Total operating expenses                         1,011,949          1,110,248          1,433,917          2,491,616
                                               -----------        -----------        -----------        -----------

Net income (loss) from operations                 (202,613)            (5,414)           (62,775)          (215,922)

Inter-company debt forgiveness                     483,941               --                 --                 --
                                               -----------        -----------        -----------        -----------

Net income (loss) before income taxes              281,328             (5,414)           (62,775)          (215,922)

Income taxes                                          --                 --                 --                 --
                                               -----------        -----------        -----------        -----------


Net income (loss)                              $   281,328        $    (5,414)       $   (62,775)       $  (215,922)
                                               ===========        ===========        ===========        ===========


Earnings per share:

   Income (loss) per share                     $      0.04        $     (0.00)       $     (0.01)       $     (0.03)
                                               ===========        ===========        ===========        ===========

   Weighted average shares outstanding           6,768,490          6,768,490          6,768,490          6,768,490
                                               ===========        ===========        ===========        ===========






                       See notes to financial statements.

                        GREAT XPECTATIONS MARKETING, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY
              NINE MONTHS ENDED SEPTEMBER 30, 1998 (UNAUDITED) AND
                     YEARS ENDED DECEMBER 31, 1997 AND 1996



                                                          Common Stock                                                 Total
                                                    -------------------------        Paid In         Retained        Shareholders'
                                                      Shares          Amount         Capital         Earnings          Equity
                                                    ---------       ---------       ---------        --------        -------------

Balances, December 31, 1995                         6,768,490           6,768         268,238         (219,746)          55,260

Stock issuances / contributions                          --              --           203,800             --            203,800
Net Loss                                                 --              --              --           (215,922)        (215,922)
                                                    ---------       ---------       ---------        ---------        ---------

Balances, December 31, 1996                         6,768,490           6,768         472,038         (435,668)          43,138

Contributions                                            --              --               300             --                300
Net Income - three months ended
    March 31, 1997                                       --              --              --              9,526            9,526
Acquisitions / reverse merger                            --              --          (379,106)         426,142           47,036
Net Loss -nine months ended
    December 31, 1997                                    --              --              --            (72,301)         (72,301)
                                                    ---------       ---------       ---------        ---------        ---------

Balances, December 31, 1997                         6,768,490           6,768          93,232          (72,301)          27,699

Net Income (unaudited)                                   --              --              --            281,328          281,328
                                                    ---------       ---------       ---------        ---------        ---------


Balances, September 30, 1998 (unaudited)            6,768,490       $   6,768       $  93,232        $ 209,027        $ 309,027
                                                    =========       =========       =========        =========        =========



                       See notes to financial statements.

                        GREAT XPECTATIONS MARKETING, INC.

                            STATEMENTS OF CASH FLOWS
          NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997 (UNAUDITED) AND
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996


                                                       NINE MONTHS ENDED                    YEAR ENDED
                                                          SEPTEMBER 30,                     DECEMBER 31,
                                                    --------------------------        --------------------------
                                                      1998             1997             1997             1996
                                                    ---------        ---------        ---------        ---------
                                                   (unaudited)      (unaudited)

Cash flow from operating activities:
  Net income (loss) from operations                 $ 281,328        $  (5,414)       $ (62,775)       $(215,922)
  Adjustments to reconcile loss to net cash
     provided by (used for) operations:
       Depreciation and amortization                   32,031           19,287           41,252           26,281
       Forgiveness of inter-company debt             (483,941)            --               --               --
 Change in assets and liabilities:
      Accounts receivable                               7,576              339           (1,752)              81
      Notes receivable                                   --             14,983           14,983          (14,983)
      Prepaid assets                                     --              3,286            3,286              382
      Inventory                                        32,899           17,847           (8,284)         (91,557)
      Other assets                                       (903)            --               --             (8,216)
      Accounts payable                                  8,074          (21,410)         (54,349)          33,965
      Accrued expenses                                 46,303           72,586           91,621          137,408
                                                    ---------        ---------        ---------        ---------

Cash provided by (used for)
   operating activities                               (76,633)         101,504           23,982         (132,561)
                                                    ---------        ---------        ---------        ---------

Cash flow from investing activities:
    Cash acquired by merger                              --             14,581           14,581             --
    Purchase of furniture and equipment               (21,036)         (12,865)         (12,865)         (38,275)
                                                    ---------        ---------        ---------        ---------

Cash provided by (used for)
   investing activities                               (21,036)           1,716            1,716          (38,275)
                                                    ---------        ---------        ---------        ---------

Cash flow from financing activities:
    Equity contributions                                 --               --               --            202,300
    Inter-company advances                             27,163          (50,640)         197,688             --
    Payment on note payable                              --               --           (100,000)            --
    Proceeds of notes payable                            --               --               --              2,200
                                                    ---------        ---------        ---------        ---------

Cash provided by (used for)
   financing activities                                27,163          (50,640)          97,688          204,500
                                                    ---------        ---------        ---------        ---------

Net increase (decrease) in cash                       (70,506)          52,580          123,386           33,664

Cash, beginning of year                               155,987           32,601           32,601           (1,063)
                                                    ---------        ---------        ---------        ---------

Cash, end of year                                   $  85,481        $  85,181        $ 155,987        $  32,601
                                                    =========        =========        =========        =========



                        See notes to financial statements

                        GREAT XPECTATIONS MARKETING, INC.

                          NOTES TO FINANCIAL STATEMENTS
              NINE MONTHS ENDED SEPTEMBER 30, 1998 (UNAUDITED) AND
                     YEARS ENDED DECEMBER 31, 1997 AND 1996


1.       HISTORY:

Effective November 1, 1995 Seven Oaks Farms, Ltd. ("Seven Oaks") merged with Mighty Power, Inc. ("MPI") The merger, a purchase under Accounting Principles Board Opinion 16, was accounted for as a reverse merger with MPI being the acquirer. Seven Oaks then changed its name to Mighty Power USA, Inc.
("Mighty Power").

Effective April 1, 1997, Mighty Power merged with GlobeNet Inc. (the "merger"). The transaction, a purchase under Accounting Principles Board Opinion 16, has been accounted for as a reverse merger with GlobeNet Inc. being the acquirer. In connection with this transaction, the GlobeNet, Inc. changed it name to GlobeNet International I, Inc. ("GNI").

Concurrent with the merger, an affiliate GNI, Great Xpectations Marketing, Inc. ("GXI"), acquired all the assets and liabilities of two other affiliates of the Company, Health Thru Nature, Inc. ("HTN") and Mighty Power USA L. C. ("MPLC") for $100,000 in notes payable. GNI then purchased all the outstanding common stock of GXI for an additional $100,000 note payable. These transactions were also accounted for as purchases.

As a result of these transactions, GXI (the "Company"), became a wholly-owned subsidiary of GNI consisting of the assets, liabilities and operations of GXI, Mighty Power, HTN, and MPLC. The Company is engaged in the marketing of nutritional supplements and personal care products.

On July 28, 1998, GNI announced its intention to separate GXI from its network marketing business through a spin-off to its shareholders ("the Distribution"). The Company's Board of Directors voted to approve, in principal, the Distribution subject to other approvals and consents and satisfactory implementation of the arrangements for the Distribution. The Company intends to consummate the Distribution effective June 30, 1998, through a special dividend to its stockholders of one share of GXI common stock for each two shares of Company common stock.

The Company was originally organized in Texas on April 10, 1995. In August 1998 the Company redomiciled to Nevada and changed its capital structure to authorize 20,000,000 shares of $1.00 par vale common stock and 50,000,000 shares of $.001 par value common stock. Issued and outstanding common stock was adjusted to 6,768,490 shares effective on that date. All share and per share amounts have been retroactively adjusted to reflect this change.

The financial statements present the financial position, results of operations and cash flows of GXI as if it were formed as a separate entity of GNI for all periods presented. GNI's historical basis in the assets and liabilities of GXI has been carried over to the financial statements. All material inter-company transactions and balances between GNI and GXI have been eliminated. GXI's balance due to GNI for inter-company transactions has been forgiven by GNI resulting in gain on forgiveness to GXI of $483,941.


2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

REVENUE RECOGNITION - The Company sells its products through a network of independent distributors. The Company recognizes revenue upon sale to its distributors and records an allowance for sales returns.

                        GREAT XPECTATIONS MARKETING, INC.

                          NOTES TO FINANCIAL STATEMENTS
              NINE MONTHS ENDED SEPTEMBER 30, 1998 (UNAUDITED) AND
                     YEARS ENDED DECEMBER 31, 1997 AND 1996


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

INVENTORIES - Inventories, consisting of finished goods held for resale, work-in-process and raw materials are stated at the lower of cost of market.

CASH EQUIVALENTS - For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

PROPERTY AND EQUIPMENT - Property and equipment are recorded at cost. Depreciation and amortization are being provided over the estimated useful lives of the related assets, principally on the straight-line and declining balance methods, ranging from three to seven years.

The company reviews its property and other noncurrent assets for impairment when changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment is measured as the amount by which the carrying amount of the asset exceeds the fair market value of the asset less disposal costs.

ACCOUNTING ESTIMATES - The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that effect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

INCOME TAXES - The Company has adopted Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes". SFAS 109 requires an asset and liability approach to financial accounting for income taxes. In the event differences between the financial reporting basis and the tax basis of the Company's assets and liabilities result in deferred tax assets, SFAS 109 requires an evaluation of the probability of being able to realize the future benefits indicated by such assets. A valuation allowance is provided for a portion or all deferred tax assets when there is an uncertainty regarding the Company's ability to recognize the benefits of the assets in future years.

GOODWILL - Goodwill represents the excess cost over fair value of assets acquired and is being amortized using the straight line method over 20 years. The carrying value of goodwill is periodically reviewed by the Company for impairment based on expected future undiscounted operating cash flows of the related business unit. If it is determined that impairment has occurred, any excess will be charged to operations.

EARNINGS (LOSS) PER SHARE - Earnings (loss) per share (EPS) are calculated in accordance with Statement of Financial Accounting Standards No. 128 (SFAS 128), "Earnings per Share", which was adopted in 1997 for all years presented. Basic EPS is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted EPS is not presented since it would be anti-dilutive.

Credit Risk - The Company's trade accounts receivable arise in the normal course of business and primarily relate to sales of its products to its distributor network throughout the United States, Canada and its overseas licensees. Such receivables are unsecured. The company performs ongoing credit evaluations of the entities from whom such accounts are receivable. The Company places its cash investments in high credit quality institutions and limits the amount of credit exposure to any one institution.

                        GREAT XPECTATIONS MARKETING, INC.

                          NOTES TO FINANCIAL STATEMENTS
              NINE MONTHS ENDED SEPTEMBER 30, 1998 (UNAUDITED) AND
                     YEARS ENDED DECEMBER 31, 1997 AND 1996


2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

FINANCIAL INSTRUMENTS - The carrying value of cash and cash equivalents, accounts receivable and payable, accrued liabilities and notes payable approximate fair value due to the short-term maturities of these assets and liabilities. Fair value of long-term debt is estimated based on interest rates for the same or similar debt offered to the Company having the same or similar maturities and collateral requirements.


3.       BASIS OF PRESENTATION:

The accompanying financial statements have been prepared assuming the Company will continue as a going concern; they do not include any adjustments that may be necessary relating to the recoverability of recorded asset amounts and classification of recorded asset and liabilities. The going concern basis of might not be appropriate since the Company has incurred substantial operating losses in recent years and the period ended September 30, 1998.

The ability of the Company to continue as a going concern is dependant on the Company's ability to achieve profitable operations and obtain additional equity or long-term financing.

The Company is having preliminary discussions with potential investors regarding additional equity capital. In addition, the Company plans to continue seeking additional products or lines of business that will add volume to its business without adding significant overhead costs.


4.       INVENTORIES:

At September 30, 1998 and December 31, 1997 inventories consist of the following:

                                                                 SEPTEMBER 30,        DECEMBER 31,
                                                                    1998                  1997


         Finished goods                                            $ 102,145             $ 135,044
         Packaging materials and other                                  --                    --
                                                                   ---------             ---------

                  Total                                            $ 102,145             $ 135,044
                                                                   =========             =========

                        GREAT XPECTATIONS MARKETING, INC.

                          NOTES TO FINANCIAL STATEMENTS
              NINE MONTHS ENDED SEPTEMBER 30, 1998 (UNAUDITED) AND
                     YEARS ENDED DECEMBER 31, 1997 AND 1996


5.       PROPERTY AND EQUIPMENT:

At September 30, 1998 and December 31, 1997 property and equipment consist of the following:

                                                                  SEPTEMBER 30,       DECEMBER 31,
                                                                      1998               1997

         Furniture, fixtures and equipment                          $  31,916          $  24,519
         Computer equipment and software                              100,729             87,151
         Leasehold improvements                                        13,976             13,915
                                                                    ---------          ---------

         Total property and equipment                                 146,621            125,585
         Less accumulated depreciation  and amortization              (50,525)           (28,445)
                                                                    ---------          ---------

                  Net property and equipment                        $  96,096          $  97,140
                                                                    =========          =========


6.       GOODWILL:

At September 30, 1998 and December 31, 1997 and 1996 Goodwill recorded as a result of the acquisitions of GXI and HTN are as follows:

                                                                  SEPTEMBER 30,       DECEMBER 31,
                                                                      1998               1997

         Great Xpectations Marketing, Inc.                          $  79,170          $  79,170
         Health thru Nature, Inc.                                      51,511             51,511
         Accumulated amortization                                      (9,804)            (4,901)
                                                                    ---------          ---------

                  Net Goodwill                                      $ 120,877          $ 125,780
                                                                    =========          =========


7.       ACCRUED EXPENSES:

At September 30, 1998 and December 31, 1997 and 1996, accrued expenses consist of the following:

                                                                  SEPTEMBER 30,       DECEMBER 31,
                                                                      1998               1997

         Sales and other taxes                                      $ 205,916         $ 159,613
         Payroll                                                         --              40,000
         Interest                                                        --              33,188
         Other                                                          1,654            16,654
                                                                    ---------         ---------

                  Total                                             $ 207,570         $ 249,455
                                                                    =========         =========

In connection with the spin-off, accrued interest on certain obligations was assumed by GNI and is included in gain from forgiveness of inter-company balances on the September 30, 1998 Statement of Operations.

                        GREAT XPECTATIONS MARKETING, INC.

                          NOTES TO FINANCIAL STATEMENTS
              NINE MONTHS ENDED SEPTEMBER 30, 1998 (UNAUDITED) AND
                     YEARS ENDED DECEMBER 31, 1997 AND 1996


8.       NOTES PAYABLE:

At September 30, 1998 and December 31, 1997 and 1996 notes payable consist of the following:

                                                                SEPTEMBER 30,     DECEMBER 31,
                                                                    1998             1997


Demand notes payable - related parties                             $   --           $ 16,328
Other                                                                 2,200            2,200
                                                                   --------         --------

                                                                   $  2,200         $ 18,528
                                                                   ========         ========

In connection with the spin-off , the $16,328 obligation was assumed by GNI and is included in gain from forgiveness of inter-company balances on the September 30, 1998 Statement of Operations.


9.       COMMITMENTS:

The Company leases its office and warehouse space under an operating lease expiring February 1999. The Company has not extended the term of its lease or secured alternate space.

The Company has employment agreements with two key employees calling for payment for services for one year beginning with the effective date of the Company's registration statement with 550,000 shares in company common stock.

In 1998 the Company adopted a stock bonus plan reserving 750,000 shares of common stock for possible award to employees of the Company. As of the date of this report no shares had been awarded under this plan.


10.      INCOME TAXES:

Deferred tax assets resulting from net operating loss carry-forwards have not been recorded as there is doubt about the Company's ability to use them during the carry-forward period. Therefore such deferred tax assets have been fully offset by a valuation allowance.


11.      CONTINGENCIES:

From time to time the Company is involved in various legal matters arising in the normal course of business. In the opinion of Management, such matters will not have a material effect on the financial position of the Company.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Nevada General Corporation Law provides that a corporation has the power to (i) indemnify directors, officers, employees, and agents of the Corporation against judgments, fines, and amounts paid in settlement in connection with suits, actions, and proceedings against certain expenses incurred by such parties if specified standards of conduct are met; and (ii) purchase and maintain insurance on behalf of any of the foregoing parties against liabilities incurred by such parties in the foregoing capacities. The Bylaws of the Company provide for indemnification of its officers and directors to the full extent permitted under Nevada law. In addition, such instrument contains a mandatory general authorization provision to the effect that expenses incurred by a director or officer in defending such inaction, suit, or proceeding shall be paid in advance of the final disposition thereof upon receipt of an undertaking to repay such amount if each yell ultimately be determined to that he is not entitled to be indemnified by the company. (See item 17(c) below for a discussion of the position of the securities and exchange commission with respect to indemnification for securities act liabilities.)

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         Filing Fee -- Securities and Exchange Commission                                             $      2
         Transfer Agents and Registrar's Fees                                                            1,000
         Accounting Fees                                                                                37,748
         Legal Fees                                                                                     10,000
         Printing Expenses                                                                                 750
         Miscellaneous                                                                                     500
                                                                                                      --------

                  Total                                                                               $ 50,000
                                                                                                      ========

-----------------

         All of such fees will be borne by GlobeNet International I, Inc., the parent corporation of registrant.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

         On December 31, 1998, the Company issued 500,000 shares of its $0.001 par value common stock to Everett Sparks, Forrest E. Watson, and T. Alan & Associates, P.C., in consideration of the agreement to perform work for the Company in the future.

         The Company relied on Section 4(2) of the Securities Act of 1933, as amended, for an exemption from the registration requirements of such Act. Additionally, the Company obtained a signed representation from Mr. Sparks, Dr. Watson, and T. Alan Owen & Associates, P.C., of their intent to acquire the common stock of the company for the purpose of investment only and not for purpose of the subsequent distribution thereof. The certificates representing the common stock issued to Mr. Sparks and Dr. Watson have been impressed with a legend restricting transfer of the securities represented thereby, and the Company will issue stop transfer instructions to American

Registrar & Transfer Company, Salt Lake City, Utah, the transfer agent for the Common Stock of the Company, concerning the certificates representing the shares of Common Stock of the Company issued to Mr. Sparks and Dr. Watson.

ITEM 27.  EXHIBITS.

         The following is a list of all the exhibits and financial statement schedules filed as part of this registration statement:

         Exhibits:

                  1.       Not applicable.

                  2.       Not applicable.

                  3.1. Articles of Incorporation of the Company, as filed on December 31, 1998 with the Secretary of State of Nevada.

                  3.2.     Bylaws of the Company.

                  4. Selected provisions of the Articles of Incorporation of the Company that define the rights of the holders of the Common Stock of the Company being registered under this Registration Statement.

                  5. Opinion of T. Alan Owen & Associates, P.C., 1112 East Copeland Road, Suite 420, Arlington TX 76011, regarding the legality of the securities being registered under this Registration Statement.

                  6.       Not applicable.

                  7.       Not applicable.

                  8. Tax opinion of T. Alan Owen & Associates, P.C., 1112 East Copeland Road, Suite 420, Arlington TX 76011.

                  9.       Not applicable.

                  10.1.    Employment Contract between the Company and Forrest
                           E. Watson.

                  10.2. Employment Contract between the Company and Everett Sparks.

                  10.3. Employment Contract between the Company and T. Alan Owen & Associates, P.C.

                  10.4.    Stock Bonus Plan.

                  11.      Not applicable.

                  12.      Not applicable.

                  13.      Not applicable.

                  14.      Not applicable.

                  15.      Not applicable.

                  16.      Not applicable.

                  17.      Not applicable.

                  18.      Not applicable.

                  19.      Not applicable.

                  20.      Not applicable.

                  21.      Not applicable.

                  22.      Not applicable.

                  23.      Not applicable.

                  24.1. The consent of T. Alan Owen & Associates, P.C., Arlington, Texas, to the use of its opinion with respect to the legality of the securities covered by this Registration Statement and to the use of its tax opinion, and to the references to such firm in the Prospectus filed as part of this Registration Statement.

                  24.2. The consent of Swalm, Thomas & Associates, PLLC, Certified Public Accountants, to the use of the financial statement of the Company prepared by such firm and to the references to such firm in the Prospectus filed as a part of this Registration Statement.

                  25.      Not applicable.

                  26.      Not applicable.

                  27.      Not applicable.

                  28.      Not applicable.

                  29.      Not applicable.

         Financial statement schedules:

                           None.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Irving, State of Texas, on December 31, 1998.


                                      GREAT XPECTATIONS MARKETING, INC.,
                                      a Nevada corporation



                                      By: /s/ FORREST E. WATSON
                                          --------------------------------------
                                          Forrest E. Watson, President



         In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated.

Signature                                            Title                              Date
---------                                            -----                              ----

/s/ FORREST E. WATSON
-----------------------------
Forrest E. Watson                                    President and                      December 31, 1998
                                                     Treasurer and
                                                     Director

/s/ EVERETT SPARKS
-----------------------------
Everett Sparks                                       Vice President                     December 31, 1998
                                                     and Secretary and
                                                     Director

                               INDEX TO EXHIBITS




EXHIBIT
NUMBERS                                      DESCRIPTION
-------                                      -----------

  1.              Not applicable.

  2.              Not applicable.

  3.1.            Articles of Incorporation of the Company, as filed on December 31, 1998 with the
                  Secretary of State of Nevada.

  3.2.            Bylaws of the Company.

  4.              Selected provisions of the Articles of Incorporation of the Company that define the rights of the holders of the Common Stock of the Company being registered under this Registration Statement.

  5.              Opinion of T. Alan Owen & Associates, P.C., 1112 East Copeland Road, Suite 420,
                  Arlington TX 76011, regarding the legality of the securities being registered under this Registration Statement.

  6.              Not applicable.

  7.              Not applicable.

  8.              Tax opinion of T. Alan Owen & Associates, P.C., 1112 East Copeland Road, Suite
                  420, Arlington TX 76011.

  9.              Not applicable.

  10.1.           Employment Contract between the Company and Forrest E. Watson.

  10.2.           Employment Contract between the Company and Everett Sparks.

  10.3.           Employment Contract between the Company and T. Alan Owen & Associates, P.C.

  10.4.           Stock Bonus Plan.

  11.             Not applicable.

  12.             Not applicable.

  13.             Not applicable.

  14.             Not applicable.

  15.             Not applicable.

  16.             Not applicable.

  17.             Not applicable.

  18.             Not applicable.

  19.             Not applicable.

  20.             Not applicable.

  21.             Not applicable.

  22.             Not applicable.

  23.             Not applicable.

  24.1.           The consent of T. Alan Owen & Associates, P.C., Arlington, Texas, to the use of
                  its opinion with respect to the legality of the securities covered by this
                  Registration Statement and to the use of its tax opinion, and to the references to such firm in the Prospectus filed as part of this Registration Statement.

  24.2.           The consent of Swalm, Thomas & Associates, PLLC, Certified Public Accountants, to
                  the use of the financial statement of the Company prepared by such firm and to the references to such firm in the Prospectus filed as a part of this Registration
                  Statement.

  25.             Not applicable.

  26.             Not applicable.

  27.             Not applicable.

  28.             Not applicable.

  29.             Not applicable.